Cooperation Structure Agreement of Guarantee Company

Party A: Inner Mongolia Jinfengyuan Financing Guarantee Co., Ltd.

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Whereas:

1. Benefactum Alliance Business Consultant (Beijing) Co., Ltd. is a legally established limited liability company which provides the credit consulting, information consulting and intermediate services for investors and financiers, and it operates website “www.huiyingdai.com” (hereinafter referred to as “the Website”) and own the right thereunder.

2. As a legally established limited liability company with financing guarantee qualification, Inner Mongolia Jinfengyuan Financing Guarantee Co., Ltd. intends to build a long-term strategic cooperation relationship with Party B in order to provide guarantee services for loan customers on the Website managed by Party B.

In order to solve the difficulties in financing of small and medium enterprises, support the development of small and medium enterprises and individual industrial and commercial households, guarantee the safety of fund withdrawal on the part of investors and financiers on the Website of Party B and remove and reduce financing risks, Party A and Party B have reached the following agreement on the principle of equality, voluntariness and mutual benefit in accordance with relevant laws and regulations:

Article 1 Both parties voluntarily establish a strategic cooperation relationship and adhere to the business principles of legal operation, standard management, service first, risk prevention, fairness and good faith, equity and free will.

Article 2 After Party B accepts the loan applications submitted by any individual or organization via the Website and delivers relevant application materials to Party A with the consent of loan applicants, if Party A agrees to serve as a guarantor after reviewing such materials, then Party A issue a written guarantee commitment letter to Party B.

Article 3 After both parties achieve the cooperation intention, Party A may evaluate and review the loan application projects on the Website of Party B; if such financing projects pass the review process, Party A shall timely sign relevant contract with Party B and a cooperative agency or loan applicant of Party B.

Article 4 During the review process at an earlier stage, both parties shall work closely with each other on the cooperative principle of serving customers sincerely and improving work efficiency.

Article 5 During the monitoring process, both parties shall strengthen cooperation and gradually set up an information sharing mechanism to maintain their legal rights and interests.

Article 6 If a financier and a cooperative agency fail to timely repay loans upon maturity of such loans, Party A shall bear the responsibility for guarantee in accordance with the terms and conditions of loan guarantee contract (specific responsibilities are subject to the provisions of loan guarantee contract).

Article 7 Both parties shall strictly keep trade secrets obtained during the cooperation confidential and not disclose such secrets to any third party.

Article 8 Other matters not contained herein shall be settled by both parties through friendly negotiation in accordance with specific terms of contract signed by both parties, and relevant laws and regulations and the above-mentioned principles. In case of any contradiction, specific terms of contract signed by both parties shall prevail.

Article 9 The term of this agreement is one (1) year. This agreement takes effect after being signed and sealed by the legal representatives or authorized persons of both parties. This agreement is made in duplicate, one copy for each party respectively.

Party A: Inner Mongolia JINFENGYUAN Financing Guarantee Co., Ltd.

Legal representative or authorized person:

Address:

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Legal representative or authorized person:

Address:

Date: October 30, 2015